UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2017

FLAHERTY & CRUMRINE PREFERRED INCOME FUND

INCORPORATED

(Exact name of Registrant as specified in its charter)

Maryland	811-06179	95-4305694
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

301 E. Colorado Blvd.

Suite 720

Pasadena, CA 91101

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 626-795-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The following changes will be made to the investment policies of Flaherty & Crumrine Preferred Income Fund Incorporated (the “Fund”) effective on February 21, 2017.

Old Policy:	At time of purchase, at least 75% of the securities that the Fund will acquire will be rated investment grade by any one of Moody’s Investor Service, Inc. (“Moody’s”), Standard and Poor’s Global Ratings (“S&P”) or Fitch Ratings Group (“Fitch”). In addition, the Fund may invest up to 25% of its assets at the time of purchase in securities rated below investment grade by all of Moody’s, S&P and Fitch, provided that (a) such securities are rated at least “Ba3” by Moody’s, “BB-” by S&P, or “BB-” by Fitch or (b) such securities are issued by an issuer having an outstanding class of senior debt rated investment grade by any one of Moody’s, S&P, or Fitch at the time of purchase. Thus, the Fund may invest in securities rated below “Ba3” by Moody’s, “BB-” by S&P and “BB-” by Fitch if the issuer has investment grade senior debt outstanding. In addition, the Fund may invest in unrated securities that the Fund’s investment adviser deems to be comparable in quality to rated issues in which the Fund is authorized to invest.

New Policy:	At time of purchase, at least 85% of the Fund’s managed assets will be either (a) rated investment grade by any one of Moody’s, S&P or Fitch or (b) issued by companies with issuer or senior unsecured debt ratings that are investment grade by any one of Moody’s, S&P or Fitch. In addition, the Fund may invest in unrated securities that the Fund’s investment adviser deems to be comparable in quality to rated issues in which the Fund is authorized to invest.

Reasoning for Changes

Rating methodologies for each of Moody’s, S&P, and Fitch have evolved in dramatic fashion ever since the financial crisis of 2008-2009, and ratings on preferred securities are lower than pre-crisis levels, despite what the Fund’s investment adviser views as substantial credit strengthening at most issuers.

The Fund’s ratings guidelines were designed prior to this evolution and are now stale in light of the current market. According to the adviser’s data, preferreds with an investment grade rating by at least one agency only comprise approximately 62% of the total market – prior to the financial crisis, they comprised 90%.

The adviser recommended these changes in order to address both the change in the composition of the preferred market and frequent changes in rating methodologies for preferred securities by referencing the issuer or senior unsecured debt ratings.

Impact of Changes

The Fund would be authorized to purchase below investment-grade preferred securities of investment grade issuers. In addition, subject to its 15% limit, the Fund may now purchase securities rated below Ba3/BB-/BB- by each of Moody’s, S&P and Fitch, respectively, even if the issuer rating or senior debt of the same issuer is rated below investment grade by Moody’s, S&P or Fitch at the time of purchase. While this change would permit the Fund to acquire securities rated B and below by all the ratings agencies, the Fund’s adviser has no current intention of doing so.

As before, the Fund will apply the ratings criteria at the time of purchase and the Fund will not be required to dispose of securities if, after purchase, they are downgraded, although the adviser may take this into account in determining whether to retain a security. As a result, more than 15% of the Fund’s holdings at any time may be issued by companies with issuer ratings or senior debt ratings that are below investment grade. In addition, as before, the Fund may invest in unrated securities that the Fund’s investment adviser deems to be comparable in quality to rated issues in which the Fund is authorized to invest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAHERTY & CRUMRINE PREFERRED INCOME FUND INCORPORATED

Date: January 20, 2017	By:	/s/ R. Eric Chadwick

R. Eric Chadwick
President